EXH10-55


                       LONG TERM PREFORM SUPPLY AGREEMENT

This First Preform Supply Agreement ("Agreement ") is made and entered into this 25th of July 1996.

                                     BETWEEN

1. FIBER OPTIC INDUSTRIES (PVT.) LIMITED, a company incorporated in Pakistan with its principal place of business at 74-B Nazimuddin Road, F-8/4 Sector Islamabad Pakistan, referred as the "Buyer" or the "Company" hereafter.

                                       AND

2. FIBERCORE, INC., an American Company with its principal place of business at 174 Charlton Road, Sturbridge, Mass. 01566 hereafter referred as the "Seller."

                                    RECITALS

WHEREAS

A. The Company is being formed to manufacture optical fiber and fiberoptic cable (the "Products");

B. The Seller has offered to supply raw materials including Optical Preforms specified as INFOGLAS 1G-09/125 shown in the three page Appendix attached herewith and has committed to a twenty year supply of Preform requirements of the Company that the Buyer has agreed to

C. The Buyer is willing to purchase these preforms on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

1.       OBJECT OF THE AGREEMENT

         1.1 The Buyer agrees to purchase from the Seller for twenty years and the Seller agrees to sell to the Buyer the Preforms manufactured under the patented of FiberCore from its manufacturing facility at Jena Germany or from another location.

         1.2 The Seller agrees to ship Preforms in time for testing of Buyer's machinery and equipment for speedy implementation of optical fiber manufacturing plant; The Seller further agrees to supply preforms for a twenty year period on prices and delivery terms to be negotiated on a yearly basis.


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         1.3 The Buyer agrees to purchase  First Run Preforms as the first phase purchases for year 1 only for its current manufacturing needs and not for purposes of inventory or resale.
2.       PRICE

         2.1 The price for "First Run Preforms" needed to test the plant and machinery and initial production is fixed at US$4,500 per single mode preform as per attached specifications in Appendix:

         2.2 The price for "First Run Preform" shall be US$1.2 Million (US Dollars One Million and Two Hundred Thousand only) FOB Frankfurt Airport which covers (266.67) rods at an average cost of US$4,500 per rod.

3.       PAYMENT

         3.1 The order for the "First Run Preform" valued at US$1.2 Million will be structured as follows:

         3.1.1 10% advance payment against ($120,000) advance payment guarantee;

         3.2.2 Open a letter of Credit for US$1,080,000 covering 90% of total value of supplies valid for a period of 6 months from date of issuance and to allow for payment in full upon FOB Delivery of Preforms with deposit of Bill of Landing and Seller's Invoice;

         3.1.3. The irrevocable Letter of Credit will allow for partial shipments for a minimum quantity of 75 rods per shipment and in form and substance that is acceptable to the Seller and its Bank.

         3.2 All payments will be made to ALT/FiberCore Account No. 936344170 at Fleet Bank of Massachusetts, N.A. (ABA Routing No. 011000138), USA;

         3.3 All payments of any nature under this Agreement shall be made without any deduction or withholding whatsoever unless the Buyer is required by the specific Law of the Government of Pakistan.

4.       SITE AND TERMS OF DELIVERY

         4.1 The timely availability of the "First Run Preform" is contingent upon the issuance of the Letter of Credit in accordance with 3.1;

         4.2 Shipments for future requirements of the Buyer can be met from the other FiberCore locations at terms to be agreed upon by the Parties under separate contract;

         4.3 All unadjusted advance payments made under the contract will be refunded to the Buyer in all cases where the Supplier is unable to fulfill its commitments.


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5.       TESTING OF THE PREFORMS

         Seller's representatives shall be present for all inspections and testing of Preforms both at the Manufacturing site and at the Buyer's building.

6.       WARRANTY

         The Seller shall be responsible for making good by replacement, at its expense, any defective preform which may be identified during the period commencing on the date of shipment of the Preform and ending twelve (12) months after the preforms have been received by the buyer provided the defect was not due to any wrongful act or omission on the part of the Buyer.

7.       FORCE MAJEURE

         Neither pat shall be liable for the delays or non-performance of this Agreement due to acts of God, war, Government decrees, labor disturbances, or
an) other cause beyond the control of that party.

8.       GOVERNING LAW AND DISPUTE RESOLUTION

         This Agreement shall be governed by and construed in accordance with the laws of Pakistan. However, nothing in this Agreement shall be construed to require the Seller to take or omit to take any action if such act or omission is contrary to the laws s of the United States of America and Germany.

9.       NOTICES

Any notices given hereunder shall be deemed to be sufficiently given if they are in writing and delivered by facsimile or by postpaid registered mail or through international courier sent as follows:

         If to the Seller               FiberCore
                                        174 Charlton Road
                                        Sturbridge, Mass. 01566
                                        Tel. (508) 347-7744
                                        FAX: (508) 347-2778
                                        Attention:  Mr. Charles DeLuca

         If to the Buyer                Fiber Optic Industries ( PUT.) Limited
                                        74-B Nazimuddin Road
                                        F-8/4 Sector Islamabad, Pakistan
                                        Tel. (508) 853520
                                        Fax. (508) 256047
                                        Attention: Sayed Ijaz Husain Shah


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10.      TERM AND TERMINATION OF THIS AGREEMENT

         10.1 This Agreement shall be effective as of the date first written above. Unless canceled, modified or terminated under the provisions set forth below, this Agreement shall continue in force for an initial period of ten years and will be renewable for another ten years with the mutual consent of both parties.

         10.2 Without prejudice to any other right or remedy available to it either party shall have the right to terminate this Agreement:

         10.2.1 If the Buyer commits a material breach of this Agreement by offering to purchase from a competitor and such breach is not cured within 30 days of a written notice; or

         10.2.2 Conditions of Force Majeure prevail for more than a year; or

         10.2.3 The other party becomes bankrupt or ceases to continue business.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

for FiberCore, Inc.                               for FiberOptic Industries

NAME:  Charles DeLuca                             NAME:  M. Mahmud Awan

TITLE:   Vice President Business Dev.             TITLE:  Chairman/CEO

___/s/_______________________________              ___/s/_______________________


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APPENDIX I

PREFORM SUPPLY AGREEMENT

TABLE


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TABLE

INFOGLAS IG-09/125 TARGET FIBER SPECIFICATION


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TABLE

INFOGLAS IG-09/125

MASS - INSERT